Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM S-8
(Form Type)

PENN ENTERTAINMENT, INC.
(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share ("Common Stock")	457(a)(2)	4,000,000(3)	$20.31	$81,240,000	0.0001381	$11,219.24
Total Offering Amounts					$81,240,000		$11,219.24
Total Fee Offsets							—
Net Fee Due							$11,219.24

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate number of additional shares of Common Stock of PENN Entertainment, Inc. (the “Registrant”) that may, with respect to the shares of Common Stock registered hereunder, become issuable under the Registrant’s 2022 Long Term Incentive Compensation Plan, as amended (the “2022 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, on the basis of the average of the high and low prices per share of the Common Stock as reported on The Nasdaq Stock Market LLC on August 3, 2026.

(3)	Represents an additional 4,000,000 shares of Common Stock reserved for issuance under the 2022 Plan.